EXHIBIT 99.1

Rockwell Medical Reports First Quarter Results

Revenues Increase 17.1%; Gross Profit Increases 94%

Conference Call at 8:30am ET to Discuss Results and Review Clinical Development

WIXOM, Mich., May 5, 2010 (GLOBE NEWSWIRE) -- Rockwell Medical (Nasdaq:RMTI), a fully-integrated biopharmaceutical company offering innovative products and services targeting end-stage renal disease (ESRD), chronic kidney disease (CKD) and iron deficiency anemia, reported first quarter 2010 results today.

First Quarter Financial Highlights

  Sales increased to $15 million, up 17.1% compared to the first quarter of 2009.
  Gross profit increased to $2.3 million, up 94% or $1.1 million compared to the first quarter of 2009.
  Gross profit margins increased to 15.4%, compared to 9.3% in the first quarter of 2009.
  R&D expense was $.5 million, compared to $1.3 million in the first quarter 2009.
  Loss was ($0.4) million, compared to ($1.7) million in the first quarter of 2009.
  Loss per share was ($.02), compared to ($.12) per share in the first quarter of 2009.
  Cash and cash equivalents increased by $1.6 million to $24.6 million at March 31, 2010, from December 31, 2009.

Drug Development and Corporate Progress

  Announced SFP Phase IIb study results demonstrating favorable safety profile and clear dose response.
  Added key consultant and ESA expert, Dr. Ajay Singh, to Scientific Advisory Board.

Mr. Robert L. Chioini, Chairman and CEO stated, "Our positive first quarter results were in line with our expectations. Our gross profits and revenues increased substantially and our business operations generated positive cash flow, supporting our development efforts for SFP. Our major clinical development in the first quarter was the announcement of our Phase IIb study results, which demonstrated exceptional safety data and clear dosing data. We have submitted our request to the FDA for an End-of-Phase-II meeting, which  we expect will take place within 60 days. We  hope to then move into our Phase III clinical trial program later this year.  We are also pleased to have Dr. Ajay Singh join our Scientific Advisory Board, further strengthening our team of expert advisors, doctors, and scientists at Rockwell."

Conference Call Information:

Rockwell Medical will be hosting a conference call to review its 2010 first quarter results on Wednesday, May 5, 2010 at 8:30 am ET. Investors are encouraged to call in a few minutes in advance at (877) 383-7438. International participants can call in at (678) 894-3975. To listen to the call on the web or to the call replay, investors can visit: http://ir.rockwellmed.com/.

About SFP:

SFP is a novel, investigational, continuous iron therapy designed to treat iron deficiency anemia in ESRD patients.  SFP is a proprietary, water-soluble form of iron that travels directly to the bloodstream and transfers iron at a cellular level, similar to normal physiologic dietary iron intake.  SFP is designed as a continuous replacement treatment delivering small doses of iron during every dialysis session in order to replenish iron lost during the dialysis procedure, thereby maintaining hemoglobin in the target range as per Kidney Disease Quality Outcomes Initiative (KDQOI) recommendations. Clinical trials to date suggest that SFP, delivered during each dialysis treatment via dialysate, maintains optimal iron balance and avoids liver toxicity while decreasing associated drug administration costs. Recent academic studies have shown that more frequent maintenance doses of iron improve the therapeutic response to erythropoiesis-stimulating agents (ESA), thereby decreasing the ESA doses needed to maintain hemoglobin in the target range. Rockwell Medical has licensed exclusive world-wide rights to manufacture and sell SFP and patents have issued for SFP in multiple countries, including the three largest dialysis markets in the world: the United States, Japan, and the European Union. Based on current market data, the U.S. dialysis market for IV iron is approximately $560 million annually while global market potential is approximately $850 million.

About Rockwell Medical:

Rockwell Medical is a fully-integrated biopharmaceutical company offering innovative products and services initially targeting end-stage renal disease (ESRD), chronic kidney disease (CKD), and iron deficiency anemia. An established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad, Rockwell provides products that are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream. Dialysis is a process that duplicates kidney function for patients who suffer from ESRD. There are approximately 400,000 ESRD patients in the United States, a prevalence growing at an annual rate of 4 percent, and approximately 2 million ESRD patients world-wide.

The Company is currently developing unique, proprietary renal drug therapies for iron treatment. These exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are designed to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

The Rockwell Medical Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6773

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

For the three months ended March 31, 2010 and March 31, 2009

(Unaudited)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
Sales	$ 14,979,952	$ 12,796,772
Cost of Sales	12,666,423	11,603,825
Gross Profit	2,313,529	1,192,947
Selling, General and Administrative	2,194,903	1,560,815
Research and Product Development	517,415	1,338,310
Operating (Loss)	(398,789)	(1,706,178)
Interest Expense (Income), Net	(5,109)	9,265
Net (Loss)	$ (393,680)	$ (1,715,443)

Basic Earnings (Loss) per Share	($ .02)	( $ .12)

Diluted Earnings (Loss) per Share	($ .02)	( $ .12)

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of March 31, 2010 and December 31, 2009

ASSETS	March 31, 2010	December 31, 2009
	(Unaudited)
Cash and Cash Equivalents	$ 24,634,222	$ 23,038,095
Accounts Receivable, net of a reserve of $30,000 in 2010 and $31,000 in 2009	2,971,123	3,492,622
Inventory	2,546,318	3,088,352
Other Current Assets	447,582	329,876
Total Current Assets	30,599,245	29,948,945

Property and Equipment, net	3,589,074	3,631,549
Intangible Assets	206,429	214,337
Goodwill	920,745	920,745
Other Non-current Assets	164,831	163,645
Total Assets	$ 35,480,324	$ 34,879,221

LIABILITIES AND SHAREHOLDERS' EQUITY
Capitalized Lease Obligations	$ 34,344	$ 42,938
Accounts Payable	3,769,327	3,388,757
Accrued Liabilities	1,349,186	1,854,347
Customer Deposits	477,044	250,915
Total Current Liabilities	5,629,901	5,536,957

Capitalized Lease Obligations	13,593	19,062

Shareholders' Equity:
Common Shares, no par value, 17,202,108 and 17,200,442 shares issued and outstanding	54,290,988	53,545,394
Common Share Purchase Warrants, 3,323,569 and 3,318,569 warrants issued and outstanding	7,797,309	7,635,594
Accumulated Deficit	(32,251,467)	(31,857,786)
Total Shareholders' Equity	29,836,830	29,323,202

Total Liabilities and Shareholders' Equity	$ 35,480,324	$ 34,879,221

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended March 31, 2010 and March 31, 2009

(Unaudited)

	2010	2009

Cash Flows From Operating Activities:
Net (Loss)	$ (393,680)	$ (1,715,443)
Adjustments To Reconcile Net Loss To Net Cash Used In Operating Activities:
Depreciation and Amortization	363,479	227,373
Loss (Gain) on Disposal of Assets	7,539	(5,121)
Share Based Compensation – Non-employee Warrants	161,714	135,417
Share Based Compensation – Employees	740,446	373,823

Changes in Assets and Liabilities:
Decrease in Accounts Receivable	521,499	360,455
Decrease in Inventory	542,034	345,796
(Increase) in Other Assets	(118,892)	(46,633)
Increase (Decrease) in Accounts Payable	380,570	(1,376,481)
(Decrease) in Other Liabilities	(279,032)	(260,684)
Changes in Assets and Liabilities	1,046,179	(977,547)
Cash Provided by (Used) In Operating Activities	1,925,677	(1,961,498)

Cash Flows From Investing Activities:
Purchase of Equipment	(320,635)	(234,563)
Proceeds on Sale of Assets	--	5,121
Purchase of Intangible Assets	--	(2,362)
Cash (Used ) In Investing Activities	(320,635)	(231,804)

Cash Flows From Financing Activities:
Issuance of Common Shares and Purchase Warrants	5,148	--
Payments on Notes Payable	(14,063)	(49,875)
Cash (Used) By Financing Activities	(8,915)	(49,875)

Increase (Decrease) In Cash and Cash Equivalents	1,596,127	(2,243,177)
Cash and Cash Equivalents at Beginning of Period	23,038,095	5,596,645
Cash and Cash Equivalents at End of Period	$ 24,634,222	$ 3,353,468
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